Exhibit 3.239

CERTIFICATE OF INCORPORATION

OF

WESTERN NEURO CARE, INC.

THE UNDERSIGNED, for the purpose of forming a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is Western Neuro Care, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares, all of which are of one class and are designated as Common Stock. Each of such shares shall have a par value of $.01.

FIFTH: The name and mailing address of the incorporator is as follows:

Name	Mailing Address
David G. Nation	1100 PNB Building
Broad and Chestnut Streets Philadelphia, PA 19107

SIXTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation, except as specifically stated therein.

SEVENTH: A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stock-holders or any class of them, any court of equitable jurisdiction.